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                                                                    EXHIBIT 12.1

             Statement re: Computation of Earnings to Fixed Charges
                                 (in thousands)

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
                                                                  Fiscal Year Ended                             Six Months Ended
                                            -------------------------------------------------------------    ----------------------
                                                  (52 weeks)         (53 weeks)         (52 weeks)                 (26 weeks)
                                            -------------------------------------------------------------    ----------------------
                                            Sept. 26,    Sept. 25,    Sept. 30,    Sept. 29,    Sept. 28,    March 30,    March 29,
                                              1998         1999         2000         2001         2002         2002         2002
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
EARNINGS
Net Income                                  $  4,163     $ 18,750     $ 21,091     $ 17,850     $ 14,733     $  7,413     $  6,633
Interest (including capitalized)              41,837       40,466       43,340       44,839       51,859       25,792       25,724
Income tax                                     2,300       11,400       13,100       10,350        8,350        4,430        3,800
Loan cost amortization expense                   194          176          184          422        1,120          507          616
Amortization of capitalized interest             616          676          746          847          904          452          462
Less interest capitalized                     (1,720)        (681)      (2,114)      (1,936)        (319)         (73)        (481)
50% real estate rent                           7,383        7,406        7,591        8,275        8,920        4,388        4,587
20% equipment rent                                          2,574        3,237        4,339        4,858        2,421        2,487
                                            --------     --------     --------     --------     --------     --------     --------
Earnings                                    $ 54,772     $ 80,767     $ 87,175     $ 84,986     $ 90,424     $ 45,330     $ 43,827
                                            --------     --------     --------     --------     --------     --------     --------

FIXED CHARGES
Interest                                    $ 40,117     $ 39,785     $ 41,226     $ 42,903     $ 51,540     $ 25,719     $ 25,243
Capitalized interest                           1,720          681        2,114        1,936          319           73          481
Loan cost amortization expense                   194          176          184          422        1,120          507          616
50% real estate rent                           7,383        7,406        7,591        8,275        8,920        4,388        4,587
20% equipment rent                                --        2,574        3,237        4,339        4,858        2,421        2,487
                                            --------     --------     --------     --------     --------     --------     --------
Fixed Charges                               $ 49,414     $ 50,622     $ 54,352     $ 57,875     $ 66,757     $ 33,108     $ 33,413
                                            --------     --------     --------     --------     --------     --------     --------
Ratio                                           1.11         1.60         1.60         1.47         1.35         1.37         1.31
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